UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 23, 2006

Cogdell Spencer Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-32649	20-3126457
(State or other jurisdiction of	(Commission File	(IRS Employer
incorporation)	Number)	Identification Number)

4401 Barclay Downs Drive, Suite 300
Charlotte, North Carolina		28209
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (704) 940-2900
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.
On August 23, 2006, Cogdell Spencer Inc. (the “Company”), as guarantor, its operating partnership, Cogdell Spencer LP (the “Operating Partnership”), as borrower, and several subsidiaries of the Operating Partnership, as additional guarantors, entered into an amendment to the Operating Partnership’s unsecured revolving credit facility (the “Amendment”).
See discussion of the Amendment set forth in Item 2.03 which is incorporated herein.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
On August 23, 2006, the Company, as guarantor, the Operating Partnership, as borrower, and several subsidiaries of the Operating Partnership, as additional guarantors, entered into the Amendment with a syndicate of financial institutions (including Bank of America, N.A., Citicorp North America, Inc. and Branch Banking & Trust Company) (collectively, the “Lenders”), with Bank of America, N.A., as the administrative agent for the Lenders, and Banc of America Securities LLC and Citigroup Global Markets Inc., as joint lead arrangers and joint book managers. The original unsecured revolving credit facility (the “Original Credit Facility”) was included as an exhibit to the Company’s Form 8-K filed on November 1, 2005.
The Original Credit Facility (as modified by the Amendment, the “Credit Facility”) is available to fund working capital and other corporate purposes; finance acquisition and development activity; and refinance existing and future indebtedness. The Amendment will, among other things: (i) modify the maximum principal amount available under the Credit Facility so that the Operating Partnership may borrow up to $130 million of revolving loans, with sub-limits of $25 million for swingline loans and $25 million for letters of credit; and (ii) revise certain covenants, including minimum fixed charge coverage, maximum consolidated secured indebtedness to total asset value ratio, minimum unencumbered interest coverage ratio and minimum valuations related to the maintenance of a pool of unencumbered assets.
The Credit Facility also allows for up to an additional $120 million of increased availability (to a total aggregate available amount of $250 million) at the Operating Partnership’s option but subject to each Lender’s option to increase its commitments. This Credit Facility is guaranteed by the Company and certain of its subsidiaries. The interest rate on loans under the Credit Facility equals, at our election, either (1) LIBOR plus a margin of between 100 to 130 basis points based on our leverage ratio or (2) the higher of the federal funds rate plus 50 basis points or Bank of America, N.A.’s prime rate. The Credit Facility contains customary terms and conditions for credit facilities of this type, including (1) limitations on our ability to (A) incur additional indebtedness, (B) subject to complying with REIT requirements, make distributions to our stockholders, and (C) make certain investments, (2) maintenance of a pool of unencumbered assets subject to certain minimum valuations thereof and (3) requirements for us to maintain certain financial coverage ratios. These customary financial coverage ratios and other conditions include a maximum leverage ratio (65%, with flexibility for one two quarter increase to not more than 75%), minimum fixed charge coverage ratio (150%), maximum combined secured indebtedness to total asset value ratio (50%, decreasing to 40% beginning July 1, 2007), maximum recourse indebtedness (15%), maximum unsecured indebtedness (60%, with flexibility for one two quarter increase to not more than 75%), minimum unencumbered interest coverage ratio (175%, with flexibility for one two quarter decrease to not less than 150%) and minimum combined tangible net worth ($30 million plus 85% of net proceeds of equity issuances by the Company and its subsidiaries after November 1, 2005).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGDELL SPENCER INC.
By:	/s/ Frank C. Spencer
	Name:	Frank C. Spencer
	Title:	Chief Executive Officer and President

Date: August 29, 2006

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